Exhibit 99.1

I-FLOW
CORPORATION
20202 Windrow Drive
Lake Forest, CA 92630
(800) 448-3569 (949) 206-2700
Fax (949) 206-2600
FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman	James R. Talevich
Berkman Associates	Chief Financial Officer
(310) 277-5162	(949) 206-2700
info@BerkmanAssociates.com	www.iflo.com
I-Flow Reports 32% Increase in Third Quarter Regional Anesthesia Sales
to $22.3 Million Versus $17.0 Million Last Year
Regional Anesthesia Sales Increased 34% for the First Nine Months
of 2007 Compared to the Same Period of 2006
     LAKE FOREST, CALIFORNIA, November 1, 2007 . . . I-FLOW CORPORATION (NASDAQ:IFLO) today announced a 32% increase in third quarter sales in its Regional Anesthesia business to a quarterly record $22.3 million compared to $17.0 million for the third quarter of 2006. “In addition to this strong top-line performance for our Regional Anesthesia business, the Company also generated positive cash flow for the quarter, and our bottom-line results exceeded expectations,” said Donald M. Earhart, Chairman, President and CEO.
     “In keeping with our previously announced guidance, we continue to expect growth in our Regional Anesthesia business in excess of 30% for 2007, and growth in total revenue from continuing operations of more than 20% for the year,” Earhart said.
     The CEO continued, “The focus in our Regional Anesthesia business is to increase usage of our proprietary ON-Q® products for relieving pain after surgery without narcotics. As we extend our track record of rapid growth in ON-Q sales quarter after quarter, year after year, we are increasingly confident that our products ultimately can replace narcotics as a standard of care in the potentially multi-billion dollar post-surgical pain relief market. We are moving aggressively to build our ON-Q franchise by continuing to invest in the expansion of our marketing programs and ON-Q sales organization, which now numbers approximately 190 quota-carrying sales professionals on our 290-person sales team.
     “Independent clinical studies have also played an important role in helping I-Flow establish a position of market leadership for our ON-Q products among opinion-leading surgeons and hospitals across the country. To date, more than 60 studies have unequivocally demonstrated the efficacy of ON-Q products in relieving post-surgical pain in a variety of surgical procedures.
     “More recently, evidence is accumulating that in addition to pain relief, ON-Q may address an even broader market for surgical site care. A major study recently presented at the 47th Annual Interscience Conference on Antimicrobial Agents & Chemotherapy (ICAAC) concluded that ON-Q PainBuster® with ON-Q SilverSoakerTM Antimicrobial Catheter is responsible for reducing surgical site infection rates following colorectal surgeries by more than 50% and shortening hospital stays by more than 2 days when compared with traditional narcotic pain care. According to this study, our ON-Q products may have the potential to save hospitals billions of dollars if used for post-surgical pain relief across multiple surgeries.
     “ON-Q is the only pain relief pump to include an antimicrobial catheter and the first and only to document an infection reduction capability. This is especially significant in view of the recent announcement by the Centers for Medicare & Medicaid Services (CMS) that for discharges occurring on or after October 1, 2008, hospitals will not receive additional payment for patients in which certain conditions were not present on admission, such as hospital-acquired infections. Based on this colorectal study, once surgical site infections become part of this program, ON-Q shows potential to help hospitals control costs by reducing the number of surgical site infections.
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I-Flow Reports 32% Increase in Third Quarter Regional Anesthesia Sales to $22.3 Million
Versus $17.0 Million Last Year
November 1, 2007
Page Two
     “We started educating surgeons and other healthcare professionals nationwide immediately after the data was presented at ICAAC. We feel that it is important to quickly raise the level of awareness of the study’s dramatic implications so we provided our sales force with copies of the study results. The key thrust of our message is that ON-Q Painbuster with ON-Q SilverSoaker appears to significantly reduce the risk of surgical site infections and length of hospital stay in patients undergoing abdominal surgery. We plan to expand these efforts in 2008 after we complete market research that is presently underway. “
     Earhart added that I-Flow plans to begin a new study to assess the impact of continuous wound catheters such as ON-Q on the incidence of pneumonia and infections in patients undergoing heart surgery. “This study is designed to address ON-Q’s potential to reduce the incidence of these life-threatening complications in heart surgery patients. The study results could further expand the addressable market for ON-Q.”
I-Flow Completes Sale of InfuSystem Subsidiary
     On October 25, 2007, I-Flow completed the previously announced sale of its InfuSystem subsidiary to HAPC, Inc. (OTCBB:HAPN.OB) (formerly Healthcare Acquisition Partners Corp.) for $100 million, plus a contingent payment right up to a maximum of $12 million. The $100 million portion of the purchase price consisted of $67.3 million in cash and a secured promissory note with a principal amount equal to $32.7 million. InfuSystem’s operating results have been reclassified as discontinued operations effective in the quarter ended September 30, 2006 and all prior periods presented.
Third Quarter Results
     For the three months ended September 30, 2007, revenue from continuing operations increased 19% to $28.2 million from $23.8 million for the third quarter of 2006.
     Sales in the Company’s Regional Anesthesia segment, which includes the ON-Q PainBuster Post-Operative Pain Relief System, the ON-Q C-bloc® Continuous Nerve Block System, the ON-Q Soaker® Catheter, the recently introduced ON-Q SilverSoaker Catheter, and ON-Q third party billings, increased 32% for the third quarter of 2007 versus the prior year quarter to $22.3 million from $17.0 million last year.
     ON-Q C-bloc sales increased 159% for the third quarter of 2007 to $4.5 million from $1.7 million for the third quarter of 2006. Earhart said that sales of the two new, larger capacity C-bloc pumps introduced early this year that enable longer therapy, especially in orthopedics, remained strong in the third quarter.
     IV Infusion Therapy revenue decreased 14% to $5.9 million for the third quarter of 2007 from $6.8 million a year earlier. “Our IV Infusion Therapy business has a long history of quarterly volatility due to the timing of orders from distributors, so this decrease was neither unusual nor unexpected. Based on orders in hand, we anticipate renewed growth in IV Infusion Therapy revenue in the fourth quarter of 2007,” Earhart said.
     Gross profit improved to 73% for the third quarter of 2007 versus 71% for the third quarter of 2006, primarily the result of the increased contribution of higher-margin ON-Q products to total revenue in this year’s third quarter compared to last year.
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I-Flow Reports 32% Increase in Third Quarter Regional Anesthesia Sales to $22.3 Million
Versus $17.0 Million Last Year
November 1, 2007
Page Three
     Reflecting the expansion of the Company’s sales force and marketing programs, SG&A expenses from continuing operations increased 22% to $21.6 million for the third quarter of 2007 from $17.7 million for the third quarter of 2006. SG&A expenses from continuing operations included stock-based compensation expense of $1.8 million and $1.3 million for the third quarter of 2007 and 2006, respectively.
     The operating loss from continuing operations before income taxes for the third quarter of 2007 was $1.1 million compared to an operating loss from continuing operations before income taxes for the third quarter of 2006 of $1.2 million.
     The loss from continuing operations, net of tax, for the third quarter of 2007 was $0.8 million, or $0.03 per basic and diluted share. This compares to income from continuing operations, net of tax, for the third quarter of 2006 of $14.4 million, or $0.59 per diluted share. Net income from continuing operations for the third quarter of 2006 included an income tax benefit of $15.6 million due to a partial release of the valuation allowance for deferred tax assets.
     Income from discontinued operations, net of tax, for the third quarter of 2007 was $2.0 million, or $0.08 per basic and diluted share. For the third quarter of 2006, net loss from discontinued operations, net of tax, was $0.8 million, or $0.04 per basic and diluted share.
     Net income for the three months ended September 30, 2007, including both continuing and discontinued operations, was $1.2 million, including stock-based compensation expense of $2.0 million. This compares to net income for the three months ended September 30, 2006 of $13.6 million, including stock-based compensation expense of $1.4 million and the tax benefit of $15.6 million.
     At September 30, 2007, I-Flow reported net working capital from continuing operations of approximately $59.8 million, including cash and cash equivalents and short-term investments of $32.6 million, no long-term debt, and shareholders’ equity of $100.8 million.
Nine Months Results
     For the nine months ended September 30, 2007, revenue from continuing operations increased 23% to $81.6 million compared to $66.1 million for the first nine months of 2006.
     The loss from continuing operations, net of tax, for the first nine months of 2007 was $4.6 million, or $0.19 per basic and diluted share. This compares to income from continuing operations, net of tax, for the first nine months of 2006 of $11.7 million, or $0.48 per diluted share, which included an income tax benefit of $17.0 million.
     Income from discontinued operations, net of tax, for the first nine months of 2007 was $5.5 million, or $0.23 per basic and diluted share. For the first nine months of 2006, income from discontinued operations, net of tax, was $1.9 million, or $0.08 per basic and diluted share.
     Net income for the nine months ended September 30, 2007, including both continuing and discontinued operations, was $0.8 million, or $0.04 per basic and diluted share, including stock-based compensation expense of $5.1 million. This compares to net income for the nine months ended September 30, 2006 of $13.5 million, or $0.56 per diluted share, including stock-based compensation expense of $3.9 million.
Conference Call
     I-Flow has scheduled a conference call today at 11:00 a.m. EDT. A simultaneous webcast may be accessed from the Investors link at www.IFLO.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21344199, after 1:00 p.m. EDT.
     The financial results included in this release are unaudited. The Company’s complete financial statements for the three and nine months ended September 30, 2007 and 2006 will be included in I-Flow’s Report on Form 10-Q to be filed with the SEC on or about November 6, 2007.
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I-Flow Reports 32% Increase in Third Quarter Regional Anesthesia Sales to $22.3 Million
Versus $17.0 Million Last YearNovember 1, 2007
Page Four
About I-Flow
     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost delivery systems and services that are redefining the standard of care by providing life enhancing, cost-effective solutions for pain relief.
“Safe Harbor” Statement
     Statements by the Company in this press release and in other reports and statements released by the Company are and will be forward-looking in nature and express the Company’s current opinions about trends and factors that may impact future operating results. Statements that use words such as “may,” “will,” “should,” “believes,” “predicts,” “estimates,” “projects,” “anticipates” or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to material risks, assumptions and uncertainties, which could cause actual results to differ materially from those currently expected, and readers are cautioned not to place undue reliance on these forward-looking statements. Except as required by applicable law, the Company undertakes no obligation to publish revised forward-looking statements to reflect the occurrence of unanticipated or subsequent events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this press release that seek to advise interested parties of the risks and other factors that affect the Company’s business. Interested parties should also review the Company’s reports on Forms 10-K, 10-Q and 8-K and other reports that are periodically filed with or furnished to the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: physician acceptance of infusion-based therapeutic regimens; implementation of the Company’s direct sales strategy; dependence on the Company’s suppliers and distributors; the Company’s continuing compliance with applicable laws and regulations, such as the Medicare Supplier Standards and the Food, Drug and Cosmetic Act, and the Medicare’s and FDA’s concurrence with management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; product availability, acceptance and safety; competition in the industry; technological changes; intellectual property challenges and claims; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; and reliance on the success of the home health care industry. All forward-looking statements, whether made in this press release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
(table attached)

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net revenues	$28,231	$23,813	$81,612	$66,149
Cost of sales	7,501	6,936	21,843	18,274

Gross profit	20,730	16,877	59,769	47,875
Costs and expenses:
Selling, general & administrative	21,560	17,689	65,685	52,112
Product development	559	617	1,863	1,764

Total expenses	22,119	18,306	67,548	53,876
Operating loss	(1,389)	(1,429)	(7,779)	(6,001)
Interest income, net	266	252	790	667

Operating loss from continuing operations before income taxes	(1,123)	(1,177)	(6,989)	(5,334)
Income tax benefit	(278)	(15,591)	(2,367)	(16,998)

Income (loss) from continuing operations	(845)	14,414	(4,622)	11,664
Income (loss) from discontinued operations, net of tax	2,004	(826)	5,459	1,875

Net income	$1,159	$13,588	$837	$13,539

Per share of common stock, basic
Income (loss) from continuing operations	$(0.03)	$0.62	$(0.19)	$0.50
Income (loss) from discontinued operations, net of tax	0.08	(0.04)	0.23	0.08

Net income	$0.05	$0.58	$0.04	$0.58

Per share of common stock, diluted
Income (loss) from continuing operations	$(0.03)	$0.59	$(0.19)	$0.48
Income (loss) from discontinued operations, net of tax	0.08	(0.04)	0.23	0.08

Net income	$0.05	$0.55	$0.04	$0.56

Weighted average shares
Basic	24,010	23,429	23,753	23,159
Diluted	24,010	24,544	23,753	24,325

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(in thousands)

	Sep. 30,	Dec. 31,		Sep. 30,	Dec. 31,
ASSETS	2007	2006	LIABILITIES AND EQUITY	2007	2006

Cash, Equivalents &	$32,610	$27,422	Current Liabilities	$11,772	$12,516
Short-term Investments
Accounts Receivable, Net	17,762	18,935	Current Liabilities -
Inventories, Net	16,067	13,611	Assets Held for Sale	5,015	7,626
Other Current Assets	5,087	4,745
Net Current Assets -
Assets Held for Sale	9,509	11,977	Long-term Liabilities	1,226	—
Property, Plant & Equipment, Net	3,298	2,843
Other Assets	17,446	17,297
Noncurrent Assets -
Assets Held for Sale	17,012	15,316	Shareholders' Equity	100,778	92,004

Total	$118,791	$112,146		$118,791	$112,146